EXHIBIT (c)(4)

NOVEMBER 2003 Project Recovery 11/4/03 2:09 PM Los Angeles New York Chicago San Francisco Washington, D.C. Minneapolis Dallas Atlanta London Houlihan Lokey Howard & Zukin Financial Advisors 123 North Wacker Drive, 4th Floor Chicago, IL 60606-1700 312 - 456-4700 www.hlhz.com

Houlihan Lokey Howard & Zukin
Project Recovery

Table of Contents

	Tab
Executive Summary	1
Transaction Overview	2
Fairness Considerations	3
Valuation Methodologies	4
Termination Fee Analyses	5
Transaction Ranging from $50 million to $200 million	
Valuation Analyses	6
Recovery	
Valuation Detail	
Appendices	
Float Analysis	A
Overview of Recovery	B
Profiles of Comparable Companies	C

DRAFT/Confidential
1

Executive Summary

Executive Summary We understand that the Company (code names "Recovery" or "Cardinal") is considering entering into an agreement and plan of merger to be acquired by an acquisition company formed by Thomas Weisel Capital Partners. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction." Under the currently proposed terms of the Transaction, stockholders of the Company will receive $9.03 per share in cash. The Transaction values the Company at approximately $80.4 million, representing a 24.7% to 29.9% premium to the Company's 1-day and 30-day closing share price, and a 60.3% premium from the closing price on the day immediately prior to the Company's announcement that the Board was exploring strategic alternatives. SUMMARY DESCRIPTION OF TRANSACTION 1

Executive Summary RECOVERY ONE YEAR TRADING HISTORY (10/25/02 - 10/31/03) Date Press Release A 10/30/02 Recovery reported third quarter 2002 results; quarterly EPS of ($0.19) B 12/3/02 Recovery Announced the Promotion of Robert G. Bader to Lead Healthcare Sales C 1/13/03 Recovery Announced the Appointment of Robert T. Longshore to Lead Healthcare Overpayments D 2/4/03 Recovery reported year end 2002 results; yearly EPS of ($0.72) E 4/30/03 Recovery reported first quarter 2003 results; quarterly EPS of ($0.17) F 6/2/03 Recovery Subrogation Software Release 4.0 Targets Property & Casualty Insurers G 6/16/03 Valumetrics, Inc., presentation to Recovery H 8/1/03 Recovery Forms Special Committee to Review Strategic Alternatives I 10/18/03 Recovery reported second quarter 2003 results; quarterly EPS of ($0.19) 2

RECOVERY FIVE YEAR TRADING HISTORY (10/28/98 - 10/31/03) Executive Summary 3 Date Press Release A 12/7/98 Recovery Announces Proposed Acquisition of MedCap Medical Cost Management, Inc. B 1/4/99 Recovery Announces Proposed Acquisition of Subro - Audit, Inc. C 2/12/99 Recovery Adopts a Stockholder Rights Plan D 2/16/99 Reported fourth quarter 1998 results; quarterly EPS up 17%, Net Income up 15% E 3/22/99 Bank Approves Recovery Stock Repurchase Plan F 5/17/99 Recovery announced that it received a notice of termination from CIGNA Healthcare. G 2/15/00 Reported fourth quarter 1999 results; EPS down 52% Revenue up 29% H 3/31/00 Healthcare Recoveries, Inc. announced that it cease seeking a buyer for the company. I 2/2/01 Proposed Settlement of DeGarmo Litigation , Agreement in Principle Reached J 2/14/01 Reported fourth quarter 2000 results; EPS increase 60%, Excluding Litigation Charge K 7/16/01 Healthcare Recoveries, Inc. Announces South Carolina Litigation Dismissed L 2/6/02 Reported fourth quarter 2001 results; quarterly EPS up 38% Net Income up 28% M 5/13/02 Recovery Announced Extension of Share Repurchase Program N 6/11/02 United Medical Resources Signs Contract with Recovery O 7/31/02 Safe Auto Sign Exclusive Contract with Recovery P 10/30/02 Reported third quarter 2002 results; quarterly EPS of ($0.19) Q 12/3/02 Announced the Promotion of Robert G. Bader to Lead Healthcare Sales R 1/13/03 Announced the Appointment of Robert T. Longshore to Lead Healthcare Overpayments S 2/4/03 Reported year end 2002 results; yearly EPS of ($0.72) T 4/30/03 Reported first quarter 2003 results; quarterly EPS of ($0.17) U 6/2/03 Subrogation Software Release 4.0 Targets Property & Casualty Insurers V 6/16/03 Valuemetrics, Inc. presentation to Recovery W 8/1/03 Recovery Forms Special Committee to Review Strategic Alternatives

Executive Summary MARKET MULTIPLES Footnotes: * Excluded from the Range. Source: Compustat. NA - Not Available. NMF - Not Meaningful Figure. LTM - Latest Twelve Months. EV - Enterprise Value. EBIT - Earnings Before Interest and Taxes. EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization. P/E - Price to Earnings. Per Share as of Shares Value Enterprise 10/31/03 Outstanding of Equity Value LTM NFY LTM NFY LTM NFY LTM NFY Affiliated Computer Services, Inc. $48.93 137.574 $6,731.5 $6,863.4 21.9 x 18.2 x 10.2 x 8.6 x 13.2 x 11.3 x 1.81 x 1.65 x Computer Sciences Corporation $39.62 188.041 $7,450.2 $9,959.2 16.2 x 13.8 x 5.9 x 5.7 x 12.7 x 11.1 x 0.82 x 0.69 x Crawford & Company $7.05 48.772 $343.8 $391.1 15.9 x 14.1 x 7.1 x 6.3 x 10.2 x 8.6 x 0.53 x NA Electronic Data Systems Corporation $21.45 488.608 $10,480.6 $14,434.6 24.1 x 15.5 x 5.6 x 5.2 x 14.2 x 11.4 x 0.66 x 0.71 x HMS Holdings Corporation $2.93 19.775 $57.9 $35.9 76.7 x NMF 10.0 x NMF 41.0 x NMF 0.51 x NA Maximus, Inc. $34.91 21.173 $739.2 $647.7 20.0 x 18.3 x 9.4 x 8.6 x 11.0 x 10.0 x 1.20 x 1.03 x NCO Group, Inc. $23.80 29.994 $713.9 $1,055.8 20.7 x 14.3 x 9.7 x 7.9 x 13.5 x 10.8 x 1.47 x 1.36 x RTW, Inc. $6.60 5.302 $35.0 $22.2 2.8 x NMF 2.2 x NA 2.5 x NA 0.40 x NA Low 2.8 x 13.8 x 2.2 x 5.2 x 2.5 x 8.6 x 0.40 x 0.69 x High 24.1 x 18.3 x 10.2 x 7.9 x 14.2 x 11.4 x 1.81 x 1.65 x Median 20.0 x 14.9 x 8.2 x 5.7 x 12.7 x 10.4 x 0.74 x 1.03 x Mean 17.4 x 15.7 x 7.5 x 6.3 x 11.0 x 10.3 x 0.93 x 1.09 x Current Stock Price Fully Diluted Market Price / Earnings EV / EBITDA EV / EBIT EV / Revenue 4 (Figures in millions)

Executive Summary RECOVERY OPERATING PERFORMANCE 5

Executive Summary We understand that the Special Committee of the Board of Directors (the "Committee") has requested that Houlihan Lokey render an opinion (the "Opinion") as to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders in connection with the Transaction The Opinion does not address the Company's underlying business decision to effect the Transaction. SCOPE SCOPE 6

Executive Summary In connection with the Opinion, we have made such reviews, analyses and inquires as we have deemed necessary and appropriate under the circumstances. Among other things, we: 1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended December 31, 1998 through 2002, quarterly report on Form 10-Q for the quarter ended June 30, 2003, and the Company's internal financial statements for the quarter ended September 30, 2003, which the Company's management has identified as the most current financial information available; 2. reviewed the Draft Agreement and Plan of Merger, draft dated as of November 3, 2003; 3. met and/or spoke with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company; 4. reviewed earnings estimates prepared by management of the Company with respect to the Company for the two months ending December 31, 2003 and the four fiscal years ending December 31, 2007; 5. reviewed the historical market prices and trading volume for the Company's publicly traded securities; 6. reviewed the Company's board meeting minutes for fiscal year 2003; 7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and 8. conducted such other studies, analyses and inquiries as we have deemed appropriate. DUE DILIGENCE PERFORMED 7

Executive Summary Under the terms of the Transaction, Company shareholders receive $9.03 cash for each Company share. The Transaction values the Company at approximately $80.4 million equity value, representing a 24.7% to 29.9% premium to the Company's 1-day and 30-day closing share price, and a 60.3% premium from the closing price on the day immediately prior to the Company's announcement that the Board was exploring strategic alternatives. The Transaction implies an Enterprise Value ("EV") to 2003(P) EBITDA multiple of 5.2x and an EV to 2004(P) EBITDA multiple of 6.0x. The Transaction is subject to a 51% shareholder approval. The Transaction has a fiduciary termination provision, subject to a break-up fee of 3.4% or $2.75 million. Due to ongoing market pricing pressure, the loss of the Company's largest client representing 28% of total revenue, and the slower-than-expected acceptance of the Company's developing property and casualty business, the Company's future growth path is unclear. OBSERVATIONS AND CONCLUSIONS OBSERVATIONS The consideration to be received by the Company's stockholders in connection with the Transaction is fair from a financial point of view. CONLCUSIONS 8

Transaction Overview

Transaction Overview Consideration: $9.03 cash for each share of Recovery common stock. Transaction value of approximately $80.4 million based on 9,719,429 fully-diluted common shares outstanding. Voting: 51% approval is required from the Company's shareholders. Termination Fee: 3.4% of Total Transaction value, or up to $2.75 million (plus expenses). $1.0 million payable upon Termination, provided that: Shareholder approval of the Transaction is not obtained Board does not recommend acceptance of the Transaction to the shareholders Payment of an additional $1.75 million provided that another Transaction with a third party is consummated within one year of the Agreement, and the Agreement has been terminated due to: Shareholder approval of the Transaction is not obtained Board does not recommend acceptance of the Transaction to the shareholders Payment of $2.75 million provided that another Transaction with a third party is consummated within one year of the Agreement, and the Agreement has been terminated due to: Transaction is not completed by May 15, 2004 The Company breaches its representations and warranties, or fails to comply with its covenants Under no circumstances will the Termination Fee be greater than $2.75 million plus expenses. TRANSACTION SUMMARY, PROCESS AND RATIONALE OVERVIEW 10

Transaction Overview Termination Provisions: By mutual written consent of the Company and Buyer If not consummated by May 15, 2004 If the Company is unable to achieve shareholder approval Failure to perform representation or warranties Material Adverse Effect Treatment of Options: all of the options will be accelerated, vested and, if in-the-money, cashed out as a result of the Transaction. All underwater options will be terminated. TRANSACTION SUMMARY, PROCESS AND RATIONALE (CONTINUED) OVERVIEW (CONTINUED) 11

Transaction Overview The Board of Directors received an initial indication of interest from the management of Cardinal ("Management"), expressing a desire to potentially take Cardinal private via a leveraged ESOP transaction at a price of approximately $7.05 per share, implying an equity value of $61.2 million, an Enterprise Value to 2003(P) EBITDA multiple of 4.3x and an Enterprise Value to 2003(P) EBIT multiple of 6.0x. As a result of receiving the proposal from Management, the Company formed a Special Committee of its independent board members (the "Committee") to consider strategic alternatives available to the Company. Houlihan Lokey was engaged by the Committee to assist the Committee with its exploration and consideration of the Company's alternatives and a market check, sale, auction or other process as agreed upon. In addition, Houlihan Lokey was engaged by the Committee to render a fairness opinion to the Committee with respect to any such transaction pursued. Houlihan Lokey contacted and sent an Executive Summary containing public information to 84 prospective buyers, including: 30 strategic buyers; and 54 financial buyers. TRANSACTION SUMMARY, PROCESS AND RATIONALE (CONTINUED) PROCESS 12

Transaction Overview 39 parties returned confidentiality agreements and received financial projections 4 strategic buyers 35 financial buyers Indications of interest were received from 18 parties, comprised of the following: TRANSACTION SUMMARY, PROCESS AND RATIONALE (CONTINUED) PROCESS (CONTINUED) [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] [*] 13 * Confidential portions of this presentation have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Houlihan Lokey Howard & Zukin

Project Recovery

Transaction Overview

TRANSACTION SUMMARY, PROCESS AND RATIONALE (CONTINUED)

The following table summarizes the initial indications of interest.

Indication Summary - Rank by $
($ in millions)

	Firm	Implied Per Share Equity Value	Implied Enterprise Value	Form of Bid	Comments	Implied EV/EBITDA LTM	Implied EV/EBITDA 2003E
1	[*]	$7.93 -- $11.26	$69.0 -- $100.0	Cash		4.5x -- 6.6x	4.5x -- 6.5x
2	[*]	$9.60 -- $11.10	$84.6 -- $98.5	Cash		5.6x -- 6.5x	5.5x -- 6.4x
3	[*]	$9.11 -- $9.54	$80.0 -- $84.0	Cash		5.3x -- 5.5x	5.2x -- 5.5x
4	[*]	$8.04 -- $9.11	$70.0 -- $80.0	Cash	Exclusivity post October 6th	4.6x -- 5.3x	4.5x -- 5.2x
5	[*]	$8.57 -- $9.11	$75.0 -- $80.0	Cash		4.9x -- 5.3x	4.9x -- 5.2x
6	[*]	$9.00 -- $9.00	$79.0 -- $79.0	Cash	Exclusive period of 30 days from LOI	5.2x -- 5.2x	5.1x -- 5.1x
7	[*]	$6.96 - $8.57	$60.0 -- $75.0	Cash	Exclusive period of 45 days from LOI	3.9x -- 4.9x	3.9x -- 4.9x
8	[*]	$7.50 -- $8.57	$65.0 -- $75.0	Cash		4.3x -- 4.9x	4.2x -- 4.9x
9	[*]	$8.50 -- $8.50	$74.3 -- $74.3	Cash and stock		4.9x -- 4.9x	4.8x -- 4.8x
10	[*]	$8.24 - $8.24	$71.9 -- $71.9	Cash		4.7x -- 4.7x	4.7x -- 4.7x
11	[*]	$7.50 -- $8.15	$65.0 -- $71.0	Cash	Would like to partner with another investor	4.3x -- 4.7x	4.2x -- 4.6x
12	[*]	$7.03 -- $8.14	$60.6 -- $70.9	Cash and/or stock		4.0x -- 4.7x	3.9x -- 4.6x
13	[*]	$7.39 -- $8.04	$64.0 -- $70.0	Cash	Immediate exclusivity	4.2x -- 4.6x	4.2x -- 4.5x
14	[*]	$8.00 -- $8.00	$69.7 -- $69.7	Cash ($20mm debt balance equity)		4.6x -- 4.6x	4.5x -- 4.5x
15	[*]	$8.00 - $8.00	$69.7 -- $69.7	Cash		4.6x -- 4.6x	4.5x -- 4.5x
16	[*]	$7.72 -- $7.72	$67.1 -- $67.1	Cash (66% debt balance equity	Minimum $11.9 million working capital	4.4x -- 4.4x	4.4x -- 4.4x
17	[*]	$6.73 -- $7.55	$57.8 -- $65.5	Cash		3.8x -- 4.3x	3.8x -- 4.3x
18	[*]	$7.05 -- $7.05	$60.8 -- $60.8	Cash and shares held by management and 401 (k)		4.0x -- 4.0x	3.9x -- 3.9x

Note: Implied LTM EBITDA multiples based on results as of 6/30/03.

DRAFT/Confidential

* Confidential portions of this presentation have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14

Transaction Overview The ten highest bidders were invited into the next round of diligence that included access to the management team, a site visit and access to the online data room. The management team put together a presentation for the buyers covering the following areas: Overview of the company, highlighting the company's history, prior acquisitions and current company structure Detailed information on each business segment Current market conditions and opportunities Competitors Financial projections Detailed litigation history and pending cases Seven bidders visited Trover's Louisville headquarters, including: As the deadline for revised bids approached, [*] contacted HLHZ in hopes of joining the process. [*] submitted an initial bid of $10 per share and was granted the same access as the second round buyers TRANSACTION SUMMARY, PROCESS AND RATIONALE (CONTINUED) PROCESS (CONTINUED) [*] [*] [*] [*] [*] [*] [*] 15 * Confidential portions of this presentation have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Transaction Overview Nine of the final eleven bidders either dropped out of the process or submitted bids below the Company's current market trading price. The bidders expressed several factors influencing their decision, including: The Company lacked visibility and reasonable growth prospects; The Company put too much weight on their development of unproven lines of business, which the bidders viewed as venture-type investments; Continued price pressure in the Company's base business; The Company is subject to a large amount of litigation risk in the ordinary course of business; and The loss of the Company's largest client, which represented 28% of the Company's total revenue and approximately 40% of total EBITDA. Two of the final eleven bidders, TWP and [*], submitted above-market bids and were given access to more detailed Company materials and met with management to cover issues not already covered in the initial visit and to discuss potential ownership of the new private entity. TRANSACTION SUMMARY, PROCESS AND RATIONALE (CONTINUED) PROCESS (CONTINUED) Due to ongoing market pricing pressure, changes in the recovery rates on a portion of the Company's backlog, and the slower-than-expected acceptance of the Company's developing property and casualty business, the Company has experienced declining revenue growth and margin degradation during the process. LTM Revenue and EBITDA during the first round of bidding were $68.1 million and $15.7 million, respectively, compared to current LTM Revenue and EBITDA of $66.3 million and $14.9 million respectively. While some prospects exist which could offset some of the Company's current operating difficulties, there is no clear solution for correcting this negative trend. RATIONALE 16 * Confidential portions of this presentation have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Transaction Overview There is a significant cloud of uncertainty surrounding Recovery's operations going forward given the loss of a client representing 28% of the Company's FY2002 revenue and approximately 40% of the Company's FY2002 EBITDA. This sense of uncertainty increases with Anthem's recently announced acquisition of the Company's current largest client, WellPoint. It is unclear whether revenue from new contracts and developing technology initiatives will be sufficient to give Recovery a clear growth path. Recovery lacks a strong currency for making acquisitions, attracting new talent and motivating existing employees. The Company is subject to a large amount of litigation risk in the ordinary course of business. Significant costs associated with being public continue to reduce profitability without providing tangible benefits. The costs, additional time and potential liability associated with being public will escalate significantly with recent increases in shareholder and regulatory concerns relating to corporate governance and the increased scrutiny promulgated by the Sarbanes-Oxley Act. Recovery's relatively low market capitalization (under $65 million), limited liquidity and low stock price of $7.24 inhibit the Company's access to capital and prohibit meaningful equity analyst coverage. There are currently limited liquidity opportunities for shareholders. TRANSACTION SUMMARY, PROCESS AND RATIONALE (CONTINUED) RATIONALE (CONTINUED) 17

Transaction Overview The Agreement and Plan of Merger (the "Agreement") is expected to be signed the first week of November. The proxy statement will be filed approximately ten days after the Agreement is signed. (The text of Houlihan Lokey's Opinion will be included in the proxy). Once the proxy is filed, the Securities and Exchange Commission (the "SEC") has ten days to notify the Company as to whether it will be reviewed. According to the Company's counsel, a 20-day solicitation period is required, but the time frame will likely be extended to 30-45 days. Therefore, the shareholder meeting will likely be held in late December or early January, with a 51% approval vote required. There are a few large, non-affiliated holders of the stock, which control 42.7% of the stock. They have not signed an agreement to vote in favor of the Transaction, nor have they verbally indicated that they will vote in favor of the Transaction. TRANSACTION SUMMARY, PROCESS AND RATIONALE (CONTINUED) TRANSACTION - APPROVAL PROCESS 18

Fairness Considerations

Fairness Considerations Rationale/Timing Rationale: The Company has been exploring strategic alternatives since August 1, 2003. In connection with its strategic alternatives, Houlihan Lokey has contacted 84 parties in an attempt to gauge their level of interest in potentially acquiring the Company. Timing: The Company's stock is near its 52-week high, realizing an increase in value of 31.6% since January 1, 2003. Due to ongoing market pricing pressure, the loss of the Company's largest client representing 28% of total revenue, and the slower-than expected acceptance of the Company's developing property and casualty business, the Company's future growth path is unclear. Pricing Considerations Price/Premium: The Transaction price represents a 24.7% and 29.9% to the Company's closing share price 1-day1 and 30-days prior, respectively, and a 60.3% premium over the closing share price on July 31, 2003 - the day immediately prior to the Company's announcement that it was exploring strategic alternatives. The Transaction premium is above the mean and median premiums realized in change of control transactions of similar companies. FAIRNESS CONSIDERATIONS 20 1 November 3, 2003

Fairness Considerations Pricing Considerations (Continued) Price Relative to Historical Pricing: During the previous one-year and three-year periods, the Company's stock price never traded as high as the Transaction price of $9.03 per share. FAIRNESS CONSIDERATIONS (CONTINUED) Source: FactSet Source: FactSet 21

Fairness Considerations Deal Terms Break-up Fee: The Transaction break-up fee of 3.4% is in the range of break-up fees observed in change of control transactions of similar companies. We additionally observe that the Transaction break-up fee is within the range of break-up fees in change of control transactions ranging in $50 million to $200 million in total transaction value. In this data set, break-up fees ranged from 1.0% to 13.6% of total transaction value with a mean and median of 3.6% and 3.5%, respectively. Shareholders have appraisal rights. Consideration Received The buyer does not need to seek debt financing in order to fund the cash consideration. FAIRNESS CONSIDERATIONS (CONTINUED) 22

Fairness Considerations Consideration Received (Continued) Although there are analyst estimates on First Call for the Company from June 1997 to June 2000, there is no data available thereafter. Recovery is currently covered by 1 analyst at Hillard Lyons Equity Research, who published a report in response to the formation of the Committee. FAIRNESS CONSIDERATIONS (CONTINUED) Analyst Date @ Report Target Rating 2001A 2003E 2004E Stepen A. O'Neil, CFA 8/28/03 6.93 9.00 Buy .72 .72 .80 Hillard Lyons Stock Earnings Per Share 23

Fairness Considerations Conclusion The consideration to be received by the Company's stockholders in connection with the Transaction is fair from a financial point of view. FAIRNESS CONSIDERATIONS (CONTINUED) 24

Valuation Methodologies

Valuation Methodologies Houlihan Lokey's analysis included (i) a review of the trading prices and volume for the Company's publicly traded securities as well as (ii) an independent analysis of the fair market value of Recovery using two widely accepted methodologies. The methodologies employed were: 1. Market Multiple Methodology/Comparable Transaction Methodology; and 2. Discounted Cash Flow Methodology. MARKET MULTIPLE METHODOLOGY/COMPARABLE TRANSACTION METHODOLOGY The market multiple methodology involved the multiplication of revenues and earnings by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, which were selected on the basis of operational and economic similarity with the principal business operations of the Company. Revenue and earnings multiples, when applicable were calculated for the comparable companies based upon daily trading prices. A comparative risk analysis between the Company and the public companies formed the basis for the selection of appropriate risk adjusted multiples for the Company. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which the Company and other comparable companies are engaged. The comparable transaction methodology, also involved multiples of revenues and earnings. Multiples used in this approach were determined through an analysis of transactions involving controlling interests in companies with operations similar to the Company's principal business operations. DISCOUNTED CASH FLOW METHODOLOGY Projections prepared by Recovery served as the foundation for the Discounted Cash Flow Methodology. The discount rate that was utilized to discount the projections was primarily based upon the median Weighted Average Cost of Capital for the comparable companies. VALUATION ANALYSIS AND REVIEW 26

Termination Fee Analyses

Termination Fee Analyses Transaction Ranging from $50 million to $200 million

Transaction Ranging from $50 million to $200 million 29 BREAK-UP FEE ANALYSIS

Transaction Ranging from $50 million to $200 million 30 BREAK-UP FEE ANALYSIS (CONTINUED)

Transaction Ranging from $50 million to $200 million 31 BREAK-UP FEE ANALYSIS (CONTINUED)

Valuation Analyses

Valuation Analyses Recovery Valuation Detail

High Low Income Approach Market Approach Recovery 34 VALUATION SUMMARY Enterprise Value Indication from Operations Market Multiple Methodology (rounded) (1) $63.100 -- $70.000 Comparable Transaction Methodology (rounded) $53.800 -- $59.700 Discounted Cash Flow Methodology (rounded) $57.700 -- $71.800 Results Summary Enterprise Value from Operations (rounded) $58.200 -- $67.200 Nonoperating Assets/Liabilities: Add: Cash and Cash Equivalents Balance as of 9/30/2003 (2) 6.692 -- 6.692 Add: Nonoperating Assets 0.000 -- 0.000 Less: Nonoperating Liabilities 0.000 -- 0.000 Total Nonoperating Assets/Liabilities $6.692 -- $6.692 Enterprise Value $64.892 -- $73.892 Less: Total Debt 4.000 -- 4.000 Aggregate Value of Controlling Interests $60.892 -- $69.892 Per Share Value (3) $7.20 -- $8.27 Differential Differential from Low Value from High Value Pre-Announcement Closing Stock Price $5.80 -19.5% $5.80 -29.9% Current Stock Price $7.24 0.5% $7.24 -12.5% Transaction Price $9.03 25.3% $9.03 9.2% 4.000 (Figures in millions except per share values) Footnotes: (1) Includes a Control Premium of 20.0%. (2) Excludes Restricted Cash. (3) Number of Shares Outstanding (in millions): 8.452

Recovery Offer Price per Share $9.03 Shares Outstanding 8.452 Implied Equity Value 76.318 Plus: Assumed Debt 4.000 Plus: Option Cash Out (1) 6.724 Less: Cash (6.692) Implied Enterprise Value $80.350 35 IMPLIED MULTIPLE ANALYSIS ($Millions) Implied Multiple Analysis Transaction Summary Footnotes: Note: Comparable company multiples include a 20% control premium. (1) Equals the Transaction Price less the strike price multiplied by the number of outstanding options for all options with a strike price below the Transaction Price. Refer to the Option Cash Out Schedule.

Recovery 36 OPTION CASH OUT SCHEDULE (Figures in millions) Source: Management.

Recovery 37 MARKET MULTIPLE APPROACH (Figures in millions)

Recovery 38 COMPARABLE TRANSACTION APPROACH (Figures in millions)

Recovery 39 DISCOUNTED CASH FLOW APPROACH (Figures in thousands except per share values) Implied Multiples

Valuation Analyses Recovery Valuation Detail

Current Stock Price Fully Diluted Market Price / Earnings Per Share as of Shares Value Enterprise 10/31/03 Outstanding of Equity Value LTM NFY LTM NFY LTM NFY LTM NFY Affiliated Computer Services, Inc. $48.93 137.574 $6,731.5 $6,863.4 21.9 x 18.2 x 10.2 x 8.6 x 13.2 x 11.3 x 1.81 x 1.65 x Computer Sciences Corporation $39.62 188.041 $7,450.2 $9,959.2 16.2 x 13.8 x 5.9 x 5.7 x # 12.7 x 11.1 x 0.82 x 0.69 x Crawford & Company $7.05 48.772 $343.8 $391.1 15.9 x 14.1 x 7.1 x 6.3 x # 10.2 x 8.6 x 0.53 x NA Electronic Data Systems Corporation $21.45 488.608 $10,480.6 $14,434.6 24.1 x 15.5 x 5.6 x 5.2 x # 14.2 x 11.4 x 0.66 x 0.71 x HMS Holdings Corporation $2.93 19.775 $57.9 $35.9 76.7 x NMF 10.0 x NMF 41.0 x NMF 0.51 x NA Maximus, Inc. $34.91 21.173 $739.2 $647.7 20.0 x 18.3 x 9.4 x 8.6 x 11.0 x 10.0 x 1.20 x 1.03 x NCO Group, Inc. $23.80 29.994 $713.9 $1,055.8 20.7 Valuation Detail VALUATION MULTIPLES x 14.3 x 9.7 x 7.9 x 13.5 x 10.8 x 1.47 x 1.36 x RTW, Inc. $6.60 5.302 $35.0 $22.2 2.8 x NMF 2.2 x NA 2.5 x NA 0.40 x NA Low 2.8 x 13.8 x 2.2 x 5.2 x 2.5 x 8.6 x 0.40 x 0.69 x High 24.1 x 18.3 x 10.2 x 7.9 x 14.2 x 11.4 x 1.81 x 1.65 x Median 20.0 x 14.9 x 8.2 x 5.7 x 12.7 x 10.4 x 0.74 x 1.03 x Mean 17.4 x 15.7 x 7.5 x 6.3 x 11.0 x 10.3 x 0.93 x 1.09 x EV / EBITDA EV / EBIT EV / Revenue Footnotes: *Excluded from the Range. Source: Compustat. NA - Not Available. NMF - Not Meaningful Figure. LTM - Latest Twelve Months. EV - Enterprise Value. EBIT - Earnings Before Interest and Taxes. EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization. P/E - Price to Earnings. 41 (Figures in millions)

Valuation Detail RISK RANKINGS 42 $41.3

Valuation Detail INDEX OF RELATIVE PERFORMANCE 43 (Figures in millions)

Valuation Detail TRANSACTION SUMMARY(1) 44 Footnotes: (1) Transaction study based on announced and completed, controlling interest acquisitions. Transactions with announcement dates between 5/07/2001 and 10/27/2003 for which purchase price multiples were available were considered. Target companies were required to have SIC codes of 7379, 7389, 7374, 7322, or 7375. Sources included Securities Data Company, Mergerstat, and public filings. (Figures in millions)

Valuation Detail TRANSACTION SUMMARY (CONTINUED)(1) 45 (Figures in millions) Footnotes: (1) Transaction study based on announced and completed, controlling interest acquisitions. Transactions with announcement dates between 5/07/2001 and 10/27/2003 for which purchase price multiples were available were considered. Target companies were required to have SIC codes of 7379, 7389, 7374, 7322, or 7375. Sources included Securities Data Company, Mergerstat, and public filings.

Valuation Detail RECOVERY PROJECTIONS 46 ($Thousands)

Appendices

Appendices Float Analysis Overview of Recovery Profiles of Comparable Companies

Float Analysis RECOVERY FLOAT ANALYSIS 49 (Figures in millions, except per share) Sources: Yahoo Finance and Bloomberg (Analyst Recommendations, Number of Institutional Holders and Average Trading Volume). (1) Float is calculated as shares outstanding minus share owned by insiders, 5.0% owners, and rule 144 shares. (2) Average weekly trading volume calculation is based on last six months. Recovery has an average daily trading volume of 0.009 million and an average monthly trading volume of approximately 0.197 million (2.3% of Total Shares Outstanding). Note: Average pre-announcement weekly trading volume was 0.039 and weekly trading volume post-announcement is 0.051. (3) Most recent date for short interest was as of October 8, 2003.

Float Analysis RECOVERY FLOAT ANALYSIS - PUBLIC FLOAT/SHARES OUTSTANDING 50

Float Analysis RECOVERY FLOAT ANALYSIS - 90-DAY AVERAGE DAILY VOLUME/PUBLIC FLOAT 51

Float Analysis RECOVERY FLOAT ANALYSIS - 90-DAY AVERAGE DAILY VOLUME/SHARES OUTSTANDING 52

Appendices Float Analysis Overview of Recovery Profiles of Comparable Companies

Overview of Recovery Recovery, headquartered in Louisville, Kentucky, is a leading independent provider of outsourced subrogation, and other claims recovery and cost containment software and services to the private healthcare payor industry and to the property and casualty ("P&C") insurance industry. The Company has combined its web-enabled, real-time subrogation recovery technologies with its extensive business processing expertise to develop comprehensive product and service offerings. Recovery's products and services are organized into three segments: Healthcare Recovery Services, which consist of healthcare subrogation, provider bill audit, overpayment recovery, and physician bill audit; Property and Casualty Recovery Services, which include subrogation recovery services for property and casualty insurers and are sold under the brand name "TransPaC Solutions"; and Software, which includes the sale of the Company's subrogation recovery software ("Troveris") in a browser- based application service provider ("ASP") form. The Company's clients are national and regional healthcare payors, large third-party administrators or self-funded corporations. Some of the Company's marquee healthcare recovery services clients include the following: RECOVERY OVERVIEW 54

Overview of Recovery Recovery has experienced steady revenue growth in the past several years, which was bolstered by its acquisitions of Subro-Audit and MedCap Medical Cost Management in 1999. The five-year compound annual growth rate ("CAGR") in revenue from fiscal 1998 to projected fiscal 2003 is approximately seven percent. A projected $3.7 million decrease in revenue from 2002 to 2003 is largely attributed to the Company's loss of one of its largest clients in 2002, UnitedHeath Group ("UHG"). While UHG's decision to insource the subrogation recovery function is projected to have a negative impact, the Company expects to continue recovering on the backlog associated with the termination, a process that the Company expects will be completed in five to six years. The chart below highlights historical revenues for fiscal 1998 through fiscal 2002 and the revenue forecast for fiscal 2003. RECOVERY OVERVIEW (CONTINUED) REVENUE 1998A 1999A 2000A 2001A 2002A 2003P 66 49 62 65 65 70 CAGR = 6.2% Revenue Summary ($ in Millions) 55

Overview of Recovery Recovery has historically experienced strong EBITDA performance. Between 1994 and 1998, EBITDA grew at a CAGR of 48.6% and margins increased from 19.2% to 32.5%. Since 1998, however, EBITDA and margins have stagnated. In the first quarter of 1999, Recovery announced that it would miss earnings estimates, citing productivity challenges relating to throughput and has had a difficult time recovering from those challenges. Also, new products, such as TransPaC, have not gained the traction that management originally expected and the recent loss of the UHG contract will continue to impact growth. RECOVERY OVERVIEW (CONTINUED) EBITDA EBITDA 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 EBITDA 3246 6027 6178 11832 15843 14088 15768 14522 16516 15410 EBITDA Margin 0.19 0.265 0.305 0.3 0.325 0.23 0.25 0.228 0.24 0.235 56 ($ Thousands) Note: Excludes non-recurring charges.

INDUSTRY OVERVIEW Recoveries ($13.8 billion) Overview of Recovery All Recovery Services Management estimates that the total annual recovery market is an approximately $17.5 billion market, of which healthcare-related recoveries constitute approximately $6.4 billion in annual recoveries and P&C recoveries constitute approximately $11.1 billion. From these annual recoveries, Management estimates potential annual industry recovery revenue of $1.7 billion from healthcare-related recoveries and $3.3 billion from P&C recovery services. Recoveries ($3.6 billion) Corp Work Comp Surbro HBA Overpayments Carrier APD Carrier Other Carrier Work Comp 1880 1200 677 393 6183 2062 1377 57 Corp Work Comp Surbro HBA Overpayments Carrier APD Carrier Other Carrier Work Comp 564 324 203 83 1546 515 344

Overview of Recovery INDUSTRY OVERVIEW (CONTINUED) Healthcare Recovery Services Since the late 1980s, healthcare payors have experienced increasing price competition, regulatory complexity and related administrative burdens, costs of healthcare claims, and average age of the insured population. These factors, resulting from the rapid growth of managed care, improvements in medical technology, consumer-oriented political pressure and an aging U.S. population, tend to result in healthcare payors concentrating their resources on their core business and outsourcing non-core business functions to third parties. This provides on-going opportunities for market leaders, like Recovery, which are able to perform non-core business functions on behalf of healthcare payors more efficiently, at a much lower cost, and with increased recoveries for the client. The recovery process is complex and although many healthcare payors operate internal recovery departments, Recovery believes that these departments are not generally as effective per insured life as the Company's operations. The Company believes that (i) the relative size of recoverable funds as a percentage of claims paid, (ii) the need for healthcare payors to focus on core competencies, and (iii) the complexity of the recovery process and economies of scale will continue to provide growth opportunities for Recovery. P&C Recovery Services The Company believes that the market for P&C subrogation outsourcing is substantial. Recovery estimates that the total potential subrogation recoveries in the automobile insurance market alone may exceed $6 billion per year. Based on research and experience, Recovery believes that there is an opportunity to increase total subrogation recoveries across a wide spectrum of automobile insurers. 58

Overview of Recovery INDUSTRY OVERVIEW (CONTINUED) Recovery believes that it has an opportunity to leverage its healthcare subrogation expertise and resources to provide recovery services to the P&C market. Thus far, the Company has used its healthcare subrogation expertise to build data interfaces with several of its P&C customers, and it has created proprietary business processes to acquire paper-based and/or imaged claims data from its customers' claims adjusting offices and archives. As Recovery' TransPaC Solutions line of business is a market leader in this space and one of the early entrants to this market, the P&C subrogation market represents a significant growth opportunity for the Company. COMPETITION Healthcare Recovery Services The Company competes primarily with the internal recovery departments of potential customers and other outsource healthcare recovery service vendors. To the Company's knowledge, there are four smaller, but significant, independent providers of healthcare subrogation recovery services in addition to the Company. There are three different vendors that provide competitive overpayment recovery outsourcing services, as well as three national companies that provide competing provider bill auditing services. Property and Casualty Recovery Services The Company believes that the competition for P&C subrogation outsourcing is fragmented and characterized by claims adjusting companies that operate on a local or regional basis and by law firms that specialize in a low volume of legally complex subrogation claims. The Company has identified four competitors that attempt to serve a national market, three of whom are owned and controlled by P&C insurers. The Company believes that this relationship may deter potential clients of these competitors, as potential clients are likely competitors of the competitors' parent organization. 59

Overview of Recovery INDUSTRY OVERVIEW (CONTINUED) Software Recovery is not aware of any competition in subrogation software in an ASP model for the healthcare payor industry, and it has identified only one large competitor in the P&C insurance industry. This competitor is partially owned and controlled by a major P&C insurer, and the Company believes that this relationship will reduce the ability of the competitor to sell its services to other P&C insurers. 60

Overview of Recovery OWNERSHIP The table below highlights the current ownership profile for Recovery. 61 Ownership Summary

Overview of Recovery MANAGEMENT AND BOARD 62 Management Board of Directors

Appendices Float Analysis Overview of Recovery Profiles of Comparable Companies

Profiles of Computer Companies Affiliated Computer Services, Inc. Affiliated Computer Services, Inc. is a global company delivering comprehensive business process outsourcing and information technology outsourcing solutions to commercial and government clients. The company is organized into commercial, state and local government and the federal government segments. Within the commercial segment, ACS provides technology outsourcing, business process outsourcing and systems integration services to clients in such industries as insurance, utilities, manufacturing, financial institutions, telecommunications, healthcare, retail and transportation. In the state and local government segment, the company is a business process outsourcing provider to state and local governments. In the federal government segment, ACS provides systems integration services, business process outsourcing and technology outsourcing to federal agencies. Computer Sciences Corporation Computer Sciences Corporation offers an array of services to clients in the global commercial and government markets and specializes in the application of complex information technology IT to achieve its customers' strategic objectives. The company's service offerings include IT and business process outsourcing and IT and professional services. Outsourcing involves operating all or a portion of a customer's technology infrastructure, including systems analysis, applications development, network operations, desktop computing and data center management. CSC also provides business process outsourcing, managing key functions for clients, such as claims processing, credit checking, logistics and customer call centers. 64

Profiles of Computer Companies Crawford & Company Crawford & Company is an independent provider of claims management solutions to insurance companies and self-insured entities. Major service lines include workers' compensation claims administration and healthcare management services, property and casualty claims management, class action services and risk management information services. Crawford & Company's claims management services are offered primarily through its more than 400 branch offices throughout the United States and approximately 300 offices in 66 countries worldwide. Electronic Data Systems Corporation Electronic Data Systems Corporation is a professional services firm that offers its clients a portfolio of related services worldwide within the broad categories of traditional information technology outsourcing, business process outsourcing, solutions consulting, management consulting and product lifecycle management software and services. Services include the design, construction and/or management of computer networks, information systems, information processing facilities and business processes. The company's end-to-end portfolio of services integrates its four lines of business: operations solutions, solutions consulting, product lifecycle management solutions and A.T. Kearney. 65

Profiles of Computer Companies HMS Holdings Corporation HMS Holdings Corporation furnishes revenue recovery, business process and business office outsourcing services to healthcare payors and providers. The company helps its clients increase revenue, accelerate collections and reduce operating and administrative costs. It operates two businesses through its wholly owned subsidiaries, Health Management Systems, Inc. (Health Management Systems), formerly its Payor Services Division, and Accordis Inc. (Accordis), formerly its Provider Services Division. MAXIMUS, Inc. MAXIMUS, Inc. is a provider of health and human services program management, consulting services and systems solutions primarily to government agencies. The company conducts its operations through four business segments: Consulting Group, Health Services Group, Human Services Group and Systems Group. The Consulting Group provides specialized consulting services such as assisting state and local agencies in maximizing federal funding for their programs, program planning and quality assurance services; the Health Services Group administers and manages managed care enrollment programs and also provides health literacy support and consulting services; the Human Services Group administers and manages state and local government human service programs on a fully outsourced basis, and the Systems Group provides federal, state and local agencies with systems design and implementation to improve the efficiency and cost-effectiveness of their program administration. 66

Profiles of Computer Companies NCO Group, Inc. NCO Group, Inc. is a provider of outsourced accounts receivable management and collection services, serving clients in North America and abroad. The company's services are provided through the utilization of sophisticated technologies, including advanced workstations, client interface systems and call management systems composed of predictive dialers, automated call distribution systems, digital switching and customized computer software. NCO Group complements existing service lines by offering adjunct billing services to clients as an outsourcing option. Additionally, the company can assist healthcare clients in the billing and management of third-party insurance. RTW, Inc. RTW, Inc. provides management products and services to insured and self-insured employers for their workers' compensation programs in Minnesota, Wisconsin, South Dakota, Colorado, Michigan and Indiana. The company has also obtained licenses, but is not operating, in Pennsylvania, Tennessee, Maryland, Arkansas, Iowa, Florida, New Jersey, Georgia, North Carolina, Texas, Missouri, Illinois, Kansas, Massachusetts, Connecticut, Rhode Island and Oklahoma. The company focuses on controlling costs by returning injured employees to work as soon as possible and by actively managing all participants in the workers' compensation system, including employers, employees and medical care providers, as well as legal and judicial participants in the workers' compensation system. The company targets employers and associations that operate in industries with relatively high workers' compensation costs, and employers with a history of workers' compensation claim costs higher than average in their industry. 67